Exhibit 5.1

Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

February 6, 2012

Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, New York 10110

Ladies and Gentlemen:

        We have acted as counsel to Rouse Properties, Inc., a Delaware corporation (the "Company"), in connection with the issuance by the Company to its stockholders of transferable subscription rights (the "Rights") entitling the holders thereof to purchase up to an aggregate of 13,333,333 shares (the "Shares") of the Company's common stock, $0.01 par value per share ("Common Stock") (collectively, the "Rights Offering"). The Company has filed a Registration Statement on Form S-11, as amended (File No. 333-177465), (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") to effect the registration of the Rights and the Shares under the Securities Act of 1933, as amended (the "Securities Act").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus contained within the Registration Statement (the "Prospectus"); (iii) the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement; (iv) the Amended and Restated Bylaws of the Company, filed as Exhibit 3.4 to the Registration Statement; (v) the form of Right; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and delivered against payment of the consideration for the Shares upon exercise of the Rights in accordance with the terms of the Rights Offering as described in the Prospectus, will be validly issued, fully paid and nonassessable.

        The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP